UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of earliest event reported): August 14, 2009
MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-33009	56-2248952
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
10720 Sikes Place
Charlotte, North Carolina 28277
(Address of principal executive offices, including zip code)
(704) 708-6600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01, Entry into a Material Definitive Agreement and Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On August 17, 2009, MedCath Corporation (“MedCath”) announced in a press release that David Bussone was appointed Executive Vice President and President, Operations Division of MedCath. Mr. Bussone will join MedCath on September 1, 2009.
Mr. Bussone joins MedCath after serving as senior vice president for Universal Health Services, Inc.’s (“UHS”) acute division, where Mr. Bussone was responsible for a division comprised of 11 acute care hospitals, with a 12th under construction. Before joining UHS, Mr. Bussone led turnaround efforts at several facilities. They ranged from large, tertiary, teaching hospitals that he helped during his five years as senior vice president with Cambio Health Solutions in Brentwood, Tenn., to smaller, acute care facilities that he worked with as CEO of Apparo Healthcare, a consulting firm he founded to help hospitals and health systems improve their operations, finances and performance. Prior to that, Mr. Bussone spent three years as CEO of two Hospital Corporation of America (“HCA”) hospitals in Florida — Mr. Bussone’s second stint with HCA after beginning his career there in 1979 as an associate administrator. Mr. Bussone also served three years as the CEO of Tampa General Healthcare, a 1,050-bed teaching hospital, where he helped diversify the services offered by acquiring a 150-bed psychiatric facility. Mr. Bussone also has experience with two doctor-hospital joint ventures, as well as Ambulatory Surgical Center development and operation. Mr. Bussone has an M.B.A. with a healthcare concentration from Boston University and a bachelor’s from UMass-Amherst.
In connection with his employment, Mr. Bussone has entered into an employment agreement (the “Employment Agreement”) with MedCath that has an initial term of three years, with automatic one-year renewal periods. MedCath or Mr. Bussone may provide written notice of termination at least 90 days prior to the expiration of the initial term or any renewal term.
The Employment Agreement provides for an annual base salary of $425,000, as well as participation in the bonus plan established by MedCath for senior executives. Additionally MedCath will grant Mr. Bussone restricted shares in the amount of $500,000. The total number of shares to be granted will be determined based on the closing price of MedCath’s stock on Mr. Bussone’s first day of employment, September 1, 2009.
The Employment Agreement additionally allows Mr. Bussone to be eligible to participate in all other compensation plans or programs maintained by MedCath, as well as employee benefit plans, vacation and other fringe benefits, and reimbursement of relocation and business related expenses.
In the event Mr. Bussone’s employment is terminated without cause (as defined in the Employment Agreement), by either MedCath or by Mr. Bussone’s voluntary termination for good reason (as defined in the Employment Agreement), Mr. Bussone is entitled to a severance payment (the “Severance Payment”). In such an event, he will receive a sum equal to one times his base salary, if such termination occurs prior to a Change in Control (as defined in the Employment Agreement) or more than 12 months after a Change in Control, or a sum equal to two times his base salary and one times his bonus if the termination occurs upon a Change in Control or at any time within 12 months after a Change in Control. The Severance Payment is to be paid by MedCath over the twelve month period following the date of termination in equal installment payments. In addition, Mr. Bussone will have continued coverage under MedCath’s group medical plan for a period ending on the earlier of the second anniversary of the date of termination or the date on which Mr. Bussone becomes eligible to be covered under comparable benefit plans of a new employer, provided that he contributes toward the cost of the coverage equal to the cost paid by active employees. Mr. Bussone will not be eligible for severance in the event of termination with cause (as defined in the Employment Agreement) or without good reason (as defined in the Employment Agreement) by Mr. Bussone.
Mr. Bussone is subject to an agreement not to compete for a period of one year following any termination of Mr. Bussone’s employment with the Company.
On August 14, 2009, the severance payment provision of Mr. James A. Parker, Interim Chief Financial Officer, Senior Vice President, Finance and Development employment agreement was amended.
A copy of Mr. Bussone’s employment agreement, Mr. Parker’s amended employment agreement and press release are included as Exhibits 10.1, 10.2 and 99.1, respectively, and are hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

Exhibit
No.	Description

10.1	Employment Agreement dated August 14, 2009

10.2	Amendment to Employment Agreement dated August 14, 2009

99.1	Press Release dated August 17, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION
Date: August 17, 2009	By:	/s/ O. Edwin French
O. Edwin French
President and Chief Executive Officer